Exhibit 10.1

News Corporation

July 28, 2005

K. Rupert Murdoch

Chairman and Chief Executive Officer

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Re:	Notification of Annual Bonus Guidelines

Dear Rupert:

The purpose of this letter is to advise you that, pursuant to Article V of the News Corporation 2005 Long-Term Incentive Plan, the Compensation Committee (the “Committee”) of the Board of Directors of News Corporation (the “Company”) determined on July 28, 2005, to apply the Annual Bonus Guidelines set forth as Exhibit A to this letter (the “Guidelines”) to calculate your annual bonus for the fiscal year ending June 30, 2006. The Guidelines shall remain in effect for the fiscal years ending June 30, 2007, 2008 and 2009, unless your employment terminates. The Committee has also determined that the Guidelines will be used to calculate your bonus for the fiscal year ending June 30, 2005. The award of your bonus will be made upon certification by the Committee that the performance goals upon which your bonus is based have been attained.

Sincerely,

/s/ Andrew S. B. Knight
Andrew S. B. Knight
Chairman of the Compensation Committee
News Corporation

Exhibit A

Annual Bonus Guidelines of K. Rupert Murdoch

(i) K. Rupert Murdoch (the “Executive”) shall be eligible for an annual bonus (“Bonus”), as determined in accordance with these Annual Bonus Guidelines (the “Guidelines”) for each fiscal year (currently July 1 to June 30) (each a “Fiscal Year”) of News Corporation (“News Corp”) ending on or prior to June 30, 2009, provided that the Executive remains employed by News Corp during such period. Any Bonus earned by the Executive pursuant to the Guidelines shall be paid in the manner hereinafter provided no later than two and one-half months after the end of the period to which such Bonus relates or ten days after the earnings for the Fiscal Year are announced, whichever occurs first. Payment of the Bonus for each Fiscal Year shall in all circumstances be contingent upon certification by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of News Corp of the EPS Percentage Comparison (as defined below) for such Fiscal Year, and any deferral of a Bonus shall be made in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) The Bonus payable for each of the bonus periods ending on June 30, 2005, June 30, 2006, June 30, 2007, June 30, 2008 and June 30, 2009, respectively, shall be the amount calculated pursuant to subsection (iii) below by (A) determining the EPS Percentage Comparison for the Fiscal Year then ended and (B) determining the Required Amount for such EPS Percentage Comparison.

(iii) “EPS Percentage Comparison” shall mean the amount of percentage change (calculated to 1/100th of a percent) in Earnings Per Share (as calculated below) of News Corp, determined as follows:

(A) Net Income for each Fiscal Year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in News Corp’s audited consolidated financial statements (the “Financial Statements”);

(B) Adjusted Net Income (which is to be used as the basis for the EPS Percentage Comparison computation) shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Associated Entities” (as that term is used in the Financial Statements) included in Net Income (the “Adjustments”) - (i) non-cash intangible asset impairment charges and writedowns on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items classified as Extraordinary Items (or a similar classification); (iv) the impact of changes in accounting in the Fiscal Year of such change (with the intent being to measure Adjusted Net Income in each Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset writeoffs – whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements;

(C) Earnings Per Share shall be calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of News Corp utilized in the Financial Statements for the respective Fiscal Year in determining diluted earnings per share (e.g., such number of shares for the 2004 Fiscal Year is set forth in Note 23 to the financial statements included in News Corp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2004), after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits; and

(D) In such determination, Earnings Per Share for the Fiscal Year then ended (“Current Year”) shall be divided by Earnings Per Share for the prior Fiscal Year (“Prior Year”) to determine the EPS Percentage Comparison. If Prior Year Earnings Per Share is a negative number, the difference between Earnings Per Share for the Current Year and Prior Year shall be divided by Prior Year Earnings Per Share (expressed as a positive number) to determine the EPS Percentage Comparison. For example: (A) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is ($2.50), the EPS Percentage Comparison shall be negative 25% (negative change of $.50 divided by absolute value of $2.00 = negative 25%); (B) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is $1.00, the EPS Percentage Comparison shall be 150% (positive change of $3.00 divided by absolute value of $2.00 = 150%); and (C) if Prior Year Earnings Per Share is $2.00 and Current Year Earnings Per Share is $1.80, the EPS Percentage Comparison is negative 10% (negative change of $.20 divided by absolute value of $2.00 = negative 10%).

(iv) The “Required Amount” shall equal the following amounts, using straight-line interpolation between low and high Required Amounts for any EPS Percentage Comparison that falls within any applicable EPS Percentage Comparison range:

EPS Percentage Comparison Ranges:	The Required Amount is
If the EPS Percentage Comparison is	Low	High
Negative 25% or less	0	0
Between negative 25% and negative 12 1/2%	0	$4 million
Between negative 12 1/2% and 0	$4 million	$5 million
Between 0 and 10%	$5 million	$10 million
Between 10% and 20%	$10 million	$15 million
Between 20% and 30%	$15 million	$20 million
Between 30% and 40%	$20 million	$25 million
More than 40%	$25 million	$25 million

For example: (A) if the EPS Percentage Comparison is a negative 26%, no Bonus will be payable; (B) if the EPS Percentage Comparison is a negative 14%, the Bonus payable will be $3,520,000; (C) if the EPS Percentage Comparison is a negative 6.2455%, the Bonus payable will be $4,500,000 (i.e., negative 6.2455% rounded to the nearest 1/100th of a percent is negative 6.25%); (D) if the EPS Percentage Comparison is 1.5313%, the Bonus payable will be $5,765,000 (i.e., 1.5313% rounded to the nearest 1/100th of a percent is 1.53%); (E) if the EPS Percentage Comparison is 14.9555%, the Bonus payable will be $12,480,000 (i.e., 14.9555% rounded to the nearest 1/100th of a percent is 14.96%); (F) if the EPS Percentage Comparison is 22.0036%, the Bonus payable will be $16,000,000 (i.e., 22.0036% rounded to the nearest 1/100th of a percent is 22.00%); and (G) if the EPS Percentage Comparison is 50.6587%, the Bonus payable will be $25,000,000.

(v) Any Bonuses payable to the Executive for the bonus periods ended June 30, 2005, and ending June 30, 2006, June 30, 2007, June 30, 2008 and June 30, 2009 shall be payable entirely in cash.